Exhibit 99.1

[AVANIR PHARMACEUTICALS Logo]

AVANIR PHARMACEUTICALS HIRES

THERESA HOPE-REESE AS VICE PRESIDENT OF HUMAN RESOURCES

San Diego, August 7, 2006 — Avanir Pharmaceuticals (NASDAQ: AVNR) announced today that Theresa Hope-Reese has joined the Company as Vice President of Human Resources. Ms. Hope-Reese will be responsible for overseeing all human resource practices and policies for the organization.

Prior to joining Avanir, Ms. Hope-Reese spent over 6 years with Water Pik Technologies, Inc. as Corporate Vice President of Human Resources where she was responsible for all global human resource functions for over 1,200 employees. Prior to joining Water Pik, she worked for Varco International, Inc., where she was Vice President of Human resources. She earned her Bachelor of Science degree in Management from California State University, San Diego and her Masters of Business Administration from the University of North Texas. Additionally, she has earned an Executive Certificate in Management after completing a post graduate program at the Peter F. Drucker and Masatoshi Ito Graduate School of Management in Claremont, California.

“Theresa brings demonstrated and deep functional expertise to the team at Avanir,” said Eric Brandt, President and Chief Executive Officer of Avanir. “The Human Resources function is a vital part of an organization’s ability to recruit and develop great people as well as ensuring that our people have the organizational structure and tools to do their best work. Theresa will be an integral part of our team as we prepare to expand our organization.”

About the Company
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, cardiovascular disorders, inflammation and infectious diseases. Avanir currently markets FazaClo®, the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com Avanir’s lead product candidate, Neurodex™ for the treatment of involuntary emotional expression disorder, is the subject of a New Drug Application under priority review with the FDA. Additionally, Avanir has initiated a Phase III clinical trial with Neurodex as a potential treatment for patients with painful diabetic neuropathy. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease.  The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Forward Looking Statement
The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the Company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q and other publicly available information regarding the Company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect”. Avanir disclaims any intent or obligation to update these forward-looking statements.

NASDAQ Notice

Pursuant to Ms. Hope-Reese’s employment agreement, she will receive an inducement grant of a non-qualified stock option to purchase up to 40,000 shares of Avanir’s Class A common stock at a price equal to the fair market value of the common stock as of the date the option is approved by the Compensation Committee of the Board of Directors. This option award will be made outside of the Company’s established equity compensation plans and will be granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The award will have a term of 10 years and a four-year vesting schedule, with one-quarter of the underlying shares vesting on the first anniversary of employment and the remainder vesting on a quarterly basis thereafter for the next three years.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 949-389-6789 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com